Exhibit 3.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED BY LAWS
OF
CURIOSITYSTREAM INC.

THIS FIRST AMENDMENT (the “Amendment”) to the Amended and Restated By Laws (the “Bylaws”) of CuriosityStream Inc., a Delaware corporation (the “Company”), was adopted and approved by the Board of Directors of the Company on April 12, 2024. This First Amendment is effective as of April 12, 2024.

1.Section 2.4 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Amended and Restated By Laws, as amended or restated from time to time, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one-third (1/3) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing one-third (1/3) of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.”

2.Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

3.The undersigned, as the duly elected Authorized Officer of the Company, hereby certifies that this Amendment has been duly adopted by the Board of Directors of the Company in accordance with the Bylaws and the Second Amended and Restated Certificate of Incorporation of the Company, as amended, each as in effect on the date hereof.

/s/ Tia Cudahy
Name: Tia Cudahy
Title: Authorized Officer